Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

In consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, this Employment Agreement (“Agreement”) is made between Semler Scientific, Inc. (the “Company”) and Wayne T. Pan (“Executive”). The Company and Executive are referred to collectively as the “Parties” and individually as a “Party.” This Agreement is effective as of the date it is signed by the Parties.

1.	Employment.
(a)	Term. The Company will employ Executive pursuant to this Agreement, commencing as of April 3, 2023 (the “Start Date”) and continuing until such employment is terminated (the time between the Start Date and the Date of Termination is the “Term”).
(b)	At-Will Employment. Executive’s employment with the Company will be “at will,” meaning that Executive’s employment may be terminated by the Company or Executive at any time, for any reason or no reason, with or without notice, and with or without Cause. In addition, the Board of Directors of the Company (the “Board”) may modify Executive’s job title, supervisor, wages, work location, and benefits from time to time in its discretion. Although Employee’s job duties, title, location, compensation, and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of Executives’ employment may only be changed in an express written agreement signed by Executive and a duly authorized officer of the Company other than Executive.
(c)	Position and Duties. Executive shall serve as the Chief Executive Officer of the Company and shall have such powers and duties as may from time to time be prescribed by the Board. Executive agrees that during the term of Executive’s employment with the Company, Executive will not (i) engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the Term, (ii) own more than five percent (5%) of the stock of any other Company, or (iii) engage in any other activities that conflict with Executive’s obligations to the Company. Notwithstanding the foregoing, Executive may serve on other boards of directors, with the approval of the Board or engage in religious, charitable or other community activities as long as such services and activities do not create a conflict of interest or interfere with Executive’s performance of Executive’s duties to the Company.
2.	Compensation and Related Matters.
(a)	Base Salary. Executive’s initial base salary during the Term will be Four Hundred and Fifty Thousand Dollars ($450,000.00) per year, less applicable deductions and withholdings. Executive’s base salary will be subject to periodic review by the Board or the Compensation Committee of the Board (the “Compensation Committee”). The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary will be payable in a manner that is consistent with the Company’s usual payroll practices for its executive officers.
(b)	Incentive Compensation. Executive will be eligible to receive cash incentive compensation as determined by the Board or the Compensation Committee from time to time. Initially, Executive will be eligible to earn an annual discretionary bonus of up to 100% of Executive’s base salary; provided that for calendar year 2023, Executive will be eligible to earn a discretionary bonus of up to a dollar amount equal to the product of (A) 100% of Executive’s base salary, and (B) a fraction, the numerator of which is the number of days in the calendar year measured from Executive’s Start Date and the denominator of which is 365. The target annual incentive compensation in effect at any given time is referred to herein as “Target Bonus.” The actual amount of Executive’s annual incentive compensation, if any, will be determined in the sole discretion of the Board or the Compensation Committee. Executive must be employed by the Company on the date such incentive compensation is paid in order to earn or receive any annual incentive compensation. Any incentive compensation that becomes payable hereunder shall be paid no later than March 15th of the calendar year following the calendar year to which the bonus pertains.
(c)	Expenses. The Company will reimburse Executive for all reasonable and necessary expenses incurred by Executive in connection with the performance of Executive’s duties hereunder upon receipt of documentation in accordance with the Company’s regular reimbursement procedures and practices in effect from time to time.
(d)	Other Benefits. Executive will be eligible to participate in any retirement plans and any health, life, accident, general liability, employees’ and officers’ liability or disability insurance, paid time off, or other benefit plans or programs made available to other similarly situated employees of Company when such plans are established and as long as they are kept in force by the Company, provided that Executive meets the eligibility requirements and other terms, conditions and restrictions of the respective plans and programs.
3.	Termination of Employment.
(a)	Death. Executive’s employment hereunder shall terminate upon Executive’s death.
(b)	Disability. The Company may terminate Executive’s employment if Executive is disabled and unable to perform or expected to be unable to perform the essential functions of Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 365 days (which need not be consecutive) in any 24-month period. If any question shall arise as to whether during any period Executive is disabled so as to be unable to perform the essential functions of Executive’s then existing position or positions with or without reasonable accommodation, Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom Executive or Executive’s guardian has no reasonable objection as to whether Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question arises and Executive fails to submit such certification, the Company’s determination of such issue shall be binding on Executive. Nothing in this Section 3(b) waives Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.
(c)	Termination by the Company for Cause. For purposes of this Agreement, “Cause” means any of the following:
(i)conduct by Executive constituting a material act of misconduct in connection with the performance of Executive’s duties, including, without limitation, (A) willful failure or refusal to perform material responsibilities that have been requested by the Board; (B) dishonesty to the Board with respect to any material matter; or (C) misappropriation of funds or property of the Company or any of its subsidiaries or affiliates;
(ii)the commission by Executive of acts satisfying the elements of (A) any felony or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud;
(iii)any misconduct by Executive, regardless of whether or not in the course of Executive’s employment, that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries or affiliates if Executive were to continue to be employed in the same position;
(iv)continued unsatisfactory performance or non-performance by Executive of Executive’s duties hereunder (other than by reason of Executive’s physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such unsatisfactory performance or non-performance from the Board;
(v)a breach by Executive of any of the provisions contained in Section 10 of this Agreement;
(vi)a material violation by Executive of any of the Company’s written employment policies; or
(vii)Executive’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.
(d)	Termination by the Company without Cause. The Company may terminate Executive’s employment hereunder at any time without Cause. Any termination by the Company of Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of Executive under Section 3(a) or (b) shall be deemed a termination without Cause.

(e)	Termination by Executive. Executive may terminate employment hereunder at any time for any reason, including but not limited to, Good Reason. For purposes of this Agreement, “Good Reason” means Executive has completed all steps of the Good Reason Process (hereinafter defined) following the occurrence of any of the following events without Executive’s consent (each, a “Good Reason Condition”):
(i)	a material diminution in Executive’s job title, responsibilities, authority or duties;
(ii)	a material diminution in Executive’s Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company;
(iii)	a material change in the geographic location of the principal office of the Company to which Executive is assigned, such that there is an increase of at least thirty (30) miles of driving distance to such location from Executive’s principal residence as of such change; or
(iv)	a material breach of this Agreement by the Company.

The “Good Reason Process” consists of the following steps:

(i)	Executive reasonably determines in good faith that a Good Reason Condition has occurred;
(ii)	Executive notifies the Company, in writing, of the first occurrence of the Good Reason Condition within 60 days of the first occurrence of such condition;
(iii)	Executive cooperates in good faith with the Company’s efforts, for a period of not less than 30 days following such notice (the “Cure Period”), to remedy the Good Reason Condition;
(iv)	notwithstanding such efforts, the Good Reason Condition continues to exist at the end of the Cure Period; and
(v)	Executive terminates employment within 60 days after the end of the Cure Period.

If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

4.	Matters Related to Termination.
(a)	Notice of Termination. Except for termination as specified in Section 3(a), any termination of Executive’s employment by the Company or any such termination by Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(b)	Date of Termination. “Date of Termination” shall mean: (i) if Executive’s employment is terminated by death, the date of death; (ii) if Executive’s employment is terminated on account of disability under Section 3(b) or by the Company for Cause under Section 3(c), the date on which Notice of Termination is given; (iii) if Executive’s employment is terminated by the Company without Cause under Section 3(d), the date on which a Notice of Termination is given or the date otherwise specified by the Company in the Notice of Termination; (iv) if Executive’s employment is terminated by Executive under Section 3(e) other than for Good Reason, 30 days after the date on which a Notice of Termination is given, and (v) if Executive’s employment is terminated by Executive under Section 3(e) for Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.
(c)	Accrued Obligations. If Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to Executive (or to Executive’s authorized representative or estate) (i) any Base Salary earned through the Date of Termination and, if applicable, any accrued but unused vacation through the Date of Termination; (ii) unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of this Agreement); and (iii) any vested benefits Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Obligations”).
(d)	Resignation of All Other Positions. To the extent applicable, Executive shall be deemed to have resigned from all officer and board member positions that Executive holds with the Company or any of its respective subsidiaries and affiliates upon the termination of Executive’s employment for any reason. Executive shall execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations.
5.	Severance Pay and Benefits Upon Termination by the Company without Cause or by Executive for Good Reason Outside the Initial Term. If Executive’s employment is terminated by the Company without Cause, or Executive terminates employment for Good Reason, in each case outside of the Initial Term (as defined below), then, in addition to the Accrued Obligations, and subject to (i) Executive signing a separation agreement and release in a form and manner satisfactory to the Company, which shall include, without limitation, a general release of claims against the Company and all related persons and entities (but that shall not release Executive’s rights to unpaid amounts to which he is entitled under this Agreement), a reaffirmation of all of Executive’s continuing obligations (as set forth in the Confidentiality Agreement) and shall provide that if Executive breaches any of those continuing obligations, all payments of the Severance Amount shall immediately cease (the “Separation Agreement”), and (ii) the Separation Agreement becoming irrevocable, all within 60 days after the Date of Termination or such shorter period as set forth in the Separation Agreement (the conditions in 5(i) and 5(ii) are the “Release Requirement”):

(a)	the Company shall pay Executive an amount equal to nine (9) months of Executive’s Base Salary (the “Severance Amount”); and
(b)	subject to Executive’s copayment of premium amounts at the applicable active employees’ rate and Executive’s proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay to the group health plan provider or the COBRA provider a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to Executive if Executive had remained employed by the Company for up to nine (9) months following the Date of Termination; provided, however, that if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to Executive for the time period specified above. Such payments to Executive shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.

The amounts payable under this section, to the extent taxable, will be paid out in substantially equal installments in accordance with the Company’s payroll practice over a nine month period  commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

6.	Severance Pay and Benefits Upon Termination by the Company without Cause or by Executive for Good Reason within the Initial Term. The provisions of this Section 6 shall be in addition to the provisions of Section 5 if (i) Executive’s employment is terminated either (a) by the Company without Cause, or (b) by Executive for Good Reason, and (ii) the Date of Termination is within 12 months following the Start Date (the 12 month period following the Start Date is the “Initial Term”). These provisions shall terminate and be of no further force or effect after the Initial Term.
(a)	If Executive’s employment is terminated by the Company without Cause or Executive terminates employment for Good Reason and in each case the Date of Termination occurs during the Initial Term, then, in addition to the Accrued Obligations, and subject to the Release Requirement:
(i)	the Company will continue to pay Executive’s Base Salary for an additional number of months, if any, beyond the nine-month period in Section 5, such that Executive will have been paid for the entire 12-month Initial Term as though Executive remained employed throughout the Initial Term; and

(ii)	subject to Executive’s copayment of premium amounts at the applicable active employees’ rate and Executive’s proper election to receive benefits under COBRA, the Company will pay to the group health plan provider or the COBRA provider a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to Executive if Executive had remained employed by the Company until the end of the Initial Term; provided, however, that if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to Executive for the time period specified above. Such payments to Executive shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.

Except as set forth in Section 6(a)(i), the amounts payable under this Section 6, to the extent taxable, shall be paid or commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.

7.	Severance Pay and Benefits Upon Termination During Change in Control Period. The provisions of this Section 7 shall apply in lieu of, and expressly supersede, the provisions of Section 5 and 6 if (i) the Executive’s employment is terminated either (a) by the Company without Cause, or (b) by the Executive for Good Reason, and (ii) the Date of Termination is on or within 12 months after the occurrence of the first event constituting a Change of Control (as that term is defined in the Semler Scientific Inc. 2014 Stock Incentive Plan and such period, the “Change in Control Period”). These provisions shall terminate and be of no further force or effect after the Change in Control Period.
(a)	If the Executive’s employment is terminated by the Company without Cause or the Executive terminates employment for Good Reason and in each case the Date of Termination occurs during the Change in Control Period, then, in addition to the Accrued Obligations, and subject to the Release Requirement:
(i)	the Company shall pay Executive an amount equal to twelve (12) months of the Executive’s then-current Base Salary (or the Executive’s Base Salary in effect immediately prior to the Change in Control, if higher) (the “Severance Amount”);
(ii)	notwithstanding anything to the contrary in any applicable option agreement or other stock-based award agreement, all stock options and other stock-based awards held by the Executive that are subject solely to time-based vesting (the “Time-Based Equity Awards”) shall immediately accelerate and become fully vested and exercisable or nonforfeitable as of the later of (i) the Date of Termination or (ii) the effective date of the Release (the “Accelerated Vesting Date”), provided that in order to effectuate the accelerated vesting contemplated by this subsection, the unvested portion of the Executive’s Time-Based Equity Awards that would otherwise be forfeited on the Date of Termination will be delayed until the earlier of (A) the effective date of the Release (at which time acceleration will occur), or (B) the date that the Release can no longer become fully effective (at which time the unvested portion of the Executive’s Time-Based Equity Awards will be forfeited). Notwithstanding the foregoing, no additional vesting of the Time-Based Equity Awards shall occur during the period between the Date of Termination and the Accelerated Vesting Date; and
(iii)	subject to Executive’s copayment of premium amounts at the applicable active employees’ rate and Executive’s proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay to the group health plan provider or the COBRA provider a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to Executive if Executive had remained employed by the Company for twelve (12) months following the Date of Termination; provided, however, that if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to Executive for the time period specified above. Such payments to Executive shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.

The amounts payable under this section, to the extent taxable, will be paid out in substantially equal installments in accordance with the Company’s payroll practice over twelve months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

8.	Section 409A.
(a)	Anything in this Agreement to the contrary notwithstanding, if at the time of Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Executive becomes entitled to under this Agreement or otherwise on account of Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after Executive’s separation from service, or (B) Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.
(b)	All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(c)	To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon Executive’s termination of employment, then such payments or benefits shall be payable only upon Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
(d)	The payments and benefits under this Agreement are intended, and will be construed, to be exempt from or comply with Section 409A of the Code and for this Agreement to be administered accordingly. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder are exempt from, or comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The Parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(e)	The Company makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code, but do not satisfy an exemption from, or the conditions of, such Section.
9.	Section 280G.
(a)	Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate

Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).
(b)	For purposes of this Section 9 the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.
(c)	The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to this Section 9 shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”) with the Executive’s consent, which will not be unreasonably withheld. The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive absent manifest error. The Company shall bear all costs of such Accounting Firm. The Parties shall cooperate with such Accounting Firm, including, if necessary, to make reasonable compensation calculations under Section 280G by valuing applicable restrictive covenants for such calculations purposes.
10.	Other.
(a)	Proprietary Information and Inventions. Concurrently with the execution of this Agreement, Executive must sign the At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (the “Confidentiality Agreement”) that is appended to this Agreement as Exhibit A and is considered a part of this Agreement. Executive acknowledges and agrees that Executive executing such agreement is a condition of employment with the Company. If Executive does not sign Exhibit A, Executive’s employment will be terminated for Cause.

(b)	Third-Party Agreements and Rights. Executive hereby confirms that Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way Executive’s use or disclosure of information, other than confidentiality restrictions (if any), or Executive’s engagement in any business. Executive represents to the Company that Executive’s execution of this Agreement, Executive’s employment with the Company and the performance of Executive’s proposed duties for the Company will not violate any obligations Executive may have to any such previous employer or other party. In Executive’s work for the Company, Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.
(c)	Litigation and Regulatory Cooperation. During and after Executive’s employment, Executive shall cooperate fully with the Company in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while Executive was employed by the Company, and (ii) the investigation, whether internal or external, of any matters about which the Company believes Executive may have knowledge or information. Executive’s full cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after Executive’s employment, Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. The Company will reimburse Executive for any reasonable out-of-pocket expenses incurred in connection with Executive’s performance of obligations pursuant to this section.
11.	Integration. This Agreement, including its Exhibit A, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements between the Parties concerning such subject matter. For the avoidance of doubt, previously executed equity award agreements between the Company and the Executive are not superseded hereby.
12.	Withholding; Tax Effect. All payments made by the Company to Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.
13.	Assignment; Successors and Assigns. Neither Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without Executive’s consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization or consolidation, into which the Company merges or to whom it transfers all or substantially all of its properties or assets; provided, further that if Executive remains employed or becomes employed by the Company, the purchaser or any of their affiliates in connection with any such transaction, then Executive shall not be entitled to any payments, benefits or vesting pursuant to Section 5 or pursuant to Section 6 of this Agreement solely as a result of such transaction. This Agreement shall inure to the benefit of and be binding upon Executive and the Company, and each of Executive’s and the Company’s respective successors, executors, administrators, heirs and permitted assigns. In the event of Executive’s death after Executive’s termination of employment but prior to the completion by the Company of all payments due to Executive under this Agreement, the Company shall continue such payments to Executive’s beneficiary designated in writing to the Company prior to Executive’s death (or to Executive’s estate, if Executive fails to make such designation).
14.	Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
15.	Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of Executive’s employment to the extent necessary to effectuate the terms contained herein.
16.	Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
17.	Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to Executive at the last address Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.
18.	Amendment. This Agreement may be amended or modified only by a written instrument signed by Executive and by a duly authorized representative of the Company.
19.	Effect on Other Plans and Agreements. An election by Executive to resign for Good Reason under the provisions of this Agreement shall not be deemed a voluntary termination of employment by Executive for the purpose of interpreting the provisions of any of the Company's benefit plans, programs or policies.
20.	Governing Law. With the exception of the arbitration provision in Exhibit A which is governed by the FAA, this Agreement shall be construed under and be governed in all respects by the laws of the State of California, without giving effect to the conflict of laws principles thereof. To the extent any lawsuit is permitted under this Agreement, the Parties expressly consent to the personal and exclusive jurisdiction and venue of the state and federal courts located in California.
21.	Conditions. Notwithstanding anything to the contrary herein, the effectiveness of this Agreement shall be conditioned on (i) Executive’s satisfactory completion of reference and background checks, if so requested by the Company, and (ii) Executive’s submission of satisfactory proof of Executive’s legal authorization to work in the United States.
22.	Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the dates set forth below.

SEMLER SCIENTIFIC, INC.

By: /s/ Abbie Leibowitz

Its:Director

Date: March 29, 2023

WAYNE T. PAN

/s/ Wayne T. Pan

Wayne T. Pan

Date: March 29, 2023

Exhibit A

At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement

SEMLER SCIENTIFIC, INC.

AT-WILL EMPLOYMENT, CONFIDENTIAL INFORMATION,

INVENTION ASSIGNMENT,

AND ARBITRATION AGREEMENT

As a condition of my employment with Semler Scientific, Inc., its subsidiaries, affiliates, successors or assigns (together the “Company”), and in consideration of my employment with the Company and my receipt of the compensation and benefits now and hereafter paid to me by Company and my access to Company Confidential Information, I agree to the following provisions of this Semler Scientific, Inc. At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (this “Agreement”):

1.         At-Will Employment.

I UNDERSTAND AND ACKNOWLEDGE THAT MY EMPLOYMENT WITH THE COMPANY IS FOR NO SPECIFIED TERM AND CONSTITUTES “AT-WILL” EMPLOYMENT. I ALSO UNDERSTAND THAT ANY REPRESENTATION TO THE CONTRARY IS UNAUTHORIZED AND NOT VALID UNLESS IN WRITING AND SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY OTHER THAN ME. ACCORDINGLY, I ACKNOWLEDGE THAT MY EMPLOYMENT RELATIONSHIP MAY BE TERMINATED AT ANY TIME, FOR ANY REASON OR NO REASON, WITH OR WITHOUT CAUSE OR FOR ANY OR NO CAUSE, AT MY OPTION OR AT THE OPTION OF THE COMPANY, WITH OR WITHOUT NOTICE. I FURTHER ACKNOWLEDGE THAT THE COMPANY MAY MODIFY JOB TITLES, DUTIES, SALARIES, AND BENEFITS FROM TIME TO TIME AS IT DEEMS NECESSARY.

2.         Confidential Information.

A.           Company Information. I agree that during and after my employment with the Company, I will hold in the strictest confidence, and will not use (except for the benefit of the Company during my employment) or disclose to any person, firm, or corporation (without written authorization of the President, CEO, or the Board of Directors of the Company) any Company Confidential Information. I understand that my unauthorized use or disclosure of Company Confidential Information during my employment may lead to disciplinary action, up to and including immediate termination of employment and legal action by the Company. I understand that “Company Confidential Information” means any non-public information, whether or not in writing, that relates to the actual or anticipated business, research or development of the Company, or to the Company’s technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company’s products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on which I called or with which I may become acquainted during the term of my employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information. More examples of Company Confidential Information include: (a) corporate information, such as plans, strategies, methods, policies, resolutions, negotiations or litigation; (b) marketing information, such as strategies, methods, customer or business partner identities or other information about customers, business partners, prospect identities or other information about prospects, or market analyses or projections; (c) financial information, such as cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; and (d) operational and technological information, such as plans, specifications, manuals, forms, templates, software, testing data and strategies, research and development strategies, designs, methods, procedures, formulae, data, reports, discoveries, inventions, improvements, concepts, ideas, and other Inventions (as defined below), know-how and trade secrets. Company Confidential Information also includes information received in confidence by the Company from its customers, suppliers, business partners or other third parties. Notwithstanding the foregoing, Company Confidential Information does not include any such information which I can establish (i) was publicly known or made generally available prior to the time of disclosure by the Company to me; (ii) becomes publicly known or made generally available after disclosure by the Company to me through no wrongful action or omission by me; (iii) is in my rightful possession, without confidentiality obligations, at the time of disclosure by the Company as shown by my then-contemporaneous written records; or (iv) is a disclosure of generalized information about my knowledge and/or experience (such as in a job interview); provided that any combination of individual items of information shall not be deemed to be within any of the foregoing exceptions merely because one or more of the individual items are within such exception, unless the combination as a whole is within such exception.

B.           Former Employer Information. I agree that during my employment with the Company, I will not improperly use, disclose, or induce the Company to use any proprietary information or trade secrets of any former or concurrent employer or other person or entity. I further agree that I will not bring onto the premises of the Company or transfer onto the Company’s technology systems any unpublished document, proprietary information, trade secrets, or other property belonging to any such employer, person, or entity unless consented to in writing by both the Company and such employer, person, or entity.

C.           Third Party Information. I recognize that the Company may have received and in the future may receive from third parties associated with the Company, e.g., the Company’s customers, suppliers, licensors, licensees, partners, or collaborators (“Associated Third Parties”), their confidential or proprietary information (“Associated Third Party Confidential Information”). By way of example, Associated Third Party Confidential Information may include the habits or practices of Associated Third Parties, the technology of Associated Third Parties, requirements of Associated Third Parties, and information related to the business conducted between the Company and such Associated Third Parties. I agree at all times during my employment with the Company and thereafter to hold in the strictest confidence, and not to use or to disclose to any person, firm, or corporation, any Associated Third Party Confidential Information, except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such Associated Third Parties. I further agree to comply with any and all Company policies and guidelines that may be adopted from time to time regarding Associated Third Parties and Associated Third Party Confidential Information. I understand that my unauthorized use or disclosure of Associated Third Party Confidential Information or violation of any Company policies during my employment may lead to disciplinary action, up to and including immediate termination of my employment and legal action by the Company.

3.         Inventions.

A.           Inventions Retained and Licensed. I have attached hereto as Exhibit A, a list describing all inventions, discoveries, original works of authorship, developments, improvements, and trade secrets that were conceived in whole or in part by me prior to my employment with the Company and to which I have any right, title, or interest, which are subject to California Labor Code Section 2870 (attached hereto as Exhibit B), and which relate to the Company’s proposed business, products, or research and development (“Prior Inventions”); or, if no such list is attached, I represent and warrant that there are no such Prior Inventions. Furthermore, I represent and warrant that if any Prior Inventions are included on Exhibit A, they will not materially affect my ability to perform all obligations under this Agreement. If, in the course of my employment with the Company, I incorporate into or use in connection with any product, process, service, technology, or other work by or on behalf of the Company any Prior Invention, I hereby grant to the Company a non-exclusive, royalty-free, fully paid-up, irrevocable, perpetual, transferable, worldwide license, with the right to grant and authorize sublicenses, to make, have made, modify, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Prior Invention without restriction, including, without limitation, as part of or in connection with such product, process, service, technology, or other work, and to practice any method related thereto.

B.           Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and  I hereby do irrevocably assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks, or trade secrets, whether or not patentable or registrable under patent, copyright, or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company (including during my off-duty hours), or with the use of Company’s equipment, supplies, facilities, or Company Confidential Information, except as provided in Section 3.F below (collectively referred to as “Inventions”). I further acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. I understand and agree that the decision whether or not to commercialize or market any Inventions is within the Company’s sole discretion and for the Company’s sole benefit, and that no royalty or other consideration will be due to me as a result of the Company’s efforts to commercialize or market any such Inventions.

C.           Moral Rights. Any assignment to the Company of Inventions includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights," “artist’s rights," “droit moral," or the like (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, I hereby waive and agree not to enforce any and all Moral Rights, including, without limitation, any right to identification of authorship or limitation on subsequent modification that I may have in the assigned Inventions.

D.           Maintenance of Records. I agree to keep and maintain adequate, current, accurate, and authentic written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, electronic files, reports, or any other format that may be specified by the Company. The records are and will be available to and remain the sole property of the Company at all times.

E.           Further Assurances. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, and all other instruments that the Company shall deem proper or necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights, and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to such Inventions and any rights relating thereto, and testifying in a suit or other proceeding relating to such Inventions and any rights relating thereto. I further agree that my obligations under this Section 3E shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature with respect to any Inventions, including, without limitation, to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering such Inventions, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead, to execute and file any papers and oaths, and to do all other lawfully permitted acts with respect to such Inventions with the same legal force and effect as if executed by me.

F.           Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention that qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit B). I will advise the Company promptly in writing of any inventions that I believe meet the criteria in California Labor Code Section 2870 and are not otherwise disclosed on Exhibit A.

4.         Conflicting Employment.

A.           Current Obligations. I agree that during the term of my employment with the Company, I will not directly or indirectly, engage in or undertake any other employment, occupation, consulting relationship, or commitment that is directly related to the business in which the Company is now involved or becomes involved or has plans to become involved, nor will I engage in any other activities that conflict with my obligations to the Company.

B.           Prior Relationships. Without limiting Section 4.A, I represent that I have no other agreements, relationships, or commitments to any other person or entity that conflict with my obligations to the Company under this Agreement or my ability to become employed and perform the services for which I am being hired by the Company. I further agree that if I have signed a confidentiality agreement or similar type of agreement with any former employer or other entity, I will comply with the terms of any such agreement to the extent that its terms are lawful under applicable law. I represent and warrant that after undertaking a careful search (including searches of my computers, cell phones, electronic devices, and documents), I have returned all property and confidential information belonging to all prior employers. Moreover, I agree to fully indemnify the Company, its directors, officers, agents, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns for all verdicts, judgments, settlements, and other losses incurred by any of them resulting from my breach of my obligations under any agreement to which I am a party or obligation to which I am bound, as well as any reasonable attorneys’ fees and costs if the plaintiff is the prevailing party in such an action, except as prohibited by law.

5.         Returning Company Documents. All files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, blueprints, models, prototypes, or other written, photographic or other tangible material containing Company Confidential Information, whether created by me or others, which come into my custody or possession, are the exclusive property of the Company to be used by me only in the performance of my duties for the Company.  Any property situated on the Company’s premises and owned by the Company, including without limitation computers, disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company at any time with or without notice. Upon separation from employment with the Company or on demand by the Company during my employment, I will immediately deliver to the Company, and will not keep in my possession, recreate, or deliver to anyone else, any and all Company property, including, but not limited to, Company Confidential Information, Associated Third Party Confidential Information, as well as all devices and equipment belonging to the Company (including computers, handheld electronic devices, telephone equipment, and other electronic devices), Company credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, photographs, charts, any other documents and property, and reproductions of any and all of the aforementioned items that were developed by me pursuant to my employment with the Company, obtained by me in connection with my employment with the Company, or otherwise belonging to the Company, its successors, or assigns, including, without limitation, those records maintained pursuant to Section 3.C. I also consent to an exit interview to confirm my compliance with this Section 5.

6.         Termination Certification. Upon separation from employment with the Company, I agree to immediately sign and deliver to the Company the “Termination Certification” attached hereto as Exhibit C. I also agree to keep the Company advised of my home and business address for a period of three (3) years after termination of my employment with the Company, so that the Company can contact me regarding my continuing obligations provided by this Agreement.

7.         Notification of New Employer. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my obligations under this Agreement.

8.         Solicitation of Employees. To the extent permitted under applicable law, I agree that for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, whether voluntary or involuntary, with or without cause, I shall not either directly or indirectly solicit any of the Company’s employees to leave their employment, or attempt to solicit employees of the Company, either for myself or for any other person or entity. I agree that nothing in this Section shall affect my continuing obligations under this Agreement during and after this twelve (12) month period, including, without limitation, my obligations under Section 2A.

9.       Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I hereby represent and warrant that I have not entered into, and I will not enter into, any oral or written agreement in conflict herewith.

10.       Audit. I acknowledge that I have no reasonable expectation of privacy in any computer, technology system, email, handheld device, telephone, or documents that are used to conduct the business of the Company. As such, the Company has the right to audit and search all such items and systems, without further notice to me, to ensure that the Company is licensed to use the software on the Company’s devices in compliance with the Company’s software licensing policies, to ensure compliance with the Company’s policies, and for any other business-related purposes in the Company’s sole discretion. I understand that I am not permitted to add any unlicensed, unauthorized, or non-compliant applications to the Company’s technology systems, including, without limitation, open source or free software not authorized by the Company, and that I shall refrain from copying unlicensed software onto the Company’s technology systems or using non-licensed software or websites. I understand that it is my responsibility to comply with the Company’s policies governing use of the Company’s documents and the internet, email, telephone, and technology systems to which I will have access in connection with my employment.

11.Defend Trade Secrets Act of 2016.  Pursuant to the federal Defend Trade Secrets Act of 2016, I acknowledge receipt of the following notice: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.”

12.Protected Disclosures.  I understand that nothing contained in this Agreement limits my ability to communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to the Company. I also understand that nothing in this Agreement limits my ability to share compensation information concerning myself or others, except that this does not permit me to disclose compensation information concerning others that I obtain because my job responsibilities require or allow access to such information. I further understand that nothing in this Agreement prevents me from exercising any rights I may have under Section 7 of the National Labor Relations Act, including, without limitation, discussing any labor issue, dispute or term or condition of employment as part of engaging in concerted activities for the purpose of mutual aid or protection. In addition, I understand that nothing in this Agreement limits or prohibits me from discussing or disclosing information about sexual assault, sexual harassment, or unlawful acts in the workplace, such as harassment or discrimination or any other conduct that I have reason to believe is unlawful. I also understand that nothing in this Agreement is intended to limit employees’ rights to discuss the terms, wages, and working conditions of their employment, as protected by applicable law. In making any disclosures or communications described in this section, I understand that employees must take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company Confidential Information to any parties other than the relevant government agencies. Protected Disclosures do not include the disclosure of any Company attorney-client privileged communications or attorney work product; any such disclosure, without the Company’s written consent, violates Company policy. I also understand that nothing in this Agreement is intended to limit my ability to communicate directly with the Securities and Exchange Commission in accordance with Section 21F of the Securities Exchange Act of 1934, which provides for Securities Whistleblower Incentives and Protections.

13.       Arbitration and Equitable Relief.

A.           Arbitration. IN CONSIDERATION OF MY EMPLOYMENT WITH THE COMPANY, ITS PROMISE TO ARBITRATE ALL EMPLOYMENT-RELATED DISPUTES, AND MY RECEIPT OF THE COMPENSATION, PAY RAISES, AND OTHER BENEFITS PAID TO ME BY THE COMPANY, AT PRESENT AND IN THE FUTURE, I AGREE THAT ANY AND ALL CONTROVERSIES, CLAIMS, OR DISPUTES WITH THE COMPANY, INCLUDING ANY EMPLOYEE, OFFICER, DIRECTOR, SHAREHOLDER, OR BENEFIT PLAN OF THE COMPANY, IN THEIR CAPACITY AS SUCH OR OTHERWISE, RELATING TO, OR RESULTING FROM MY EMPLOYMENT WITH THE COMPANY OR THE TERMINATION OF MY EMPLOYMENT WITH THE COMPANY, INCLUDING ANY BREACH OF THIS AGREEMENT, WILL BE SUBJECT TO BINDING ARBITRATION UNDER THE FEDERAL ARBITRATION ACT (THE “FAA”). I UNDERSTAND THIS MUTUAL AGREEMENT TO ARBITRATE APPLIES TO ANY DISPUTES THAT THE COMPANY MAY HAVE WITH OR AGAINST ME. THE FAA’S SUBSTANTIVE AND PROCEDURAL RULES WILL GOVERN AND APPLY TO THIS ARBITRATION AGREEMENT WITH FULL FORCE AND EFFECT, AND ANY STATE COURT OF COMPETENT JURISDICTION MAY STAY PROCEEDINGS PENDING ARBITRATION OR COMPEL ARBITRATION IN THE SAME MANNER AS A FEDERAL COURT UNDER THE FAA. I FURTHER AGREE THAT, TO THE FULLEST EXTENT PERMITTED BY THE FAA, DISPUTES MAY NOT BE INITIATED OR MAINTAINED ON A CLASS ACTION, COLLECTIVE ACTION, OR REPRESENTATIVE (I.E., ON BEHALF OF OTHER EMPLOYEES) ACTION BASIS EITHER IN COURT OR ARBITRATION, AND I FURTHER AGREE TO WAIVE THE RIGHT TO INITIATE OR MAINTAIN SUCH AN ACTION, AND I ALSO FURTHER AGREE NOT TO HAVE DISPUTES ADJUDICATED ON MY BEHALF IN ANY CLASS ACTION, COLLECTIVE ACTION, OR REPRESENTATIVE (I.E., ON BEHALF OF OTHER EMPLOYEES) ACTION. I FURTHER AGREE THAT, TO THE FULLEST EXTENT PERMITTED BY THE FAA, DISPUTES WILL BE ARBITRATED IN MY INDIVIDUAL CAPACITY ONLY (AND, AS APPLICABLE, ON BEHALF OF A STATE BUT NOT ON BEHALF OF ANY OTHER EMPLOYEES). I UNDERSTAND THAT THE FOREGOING DOES NOT PRECLUDE ME FROM PARTICIPATING IN A CLASS ACTION OR COLLECTIVE ACTION ALLEGING SEXUAL HARASSMENT OR SEXUAL ASSAULT ARISING ON OR AFTER MARCH 3, 2022 (OR EARLIER DATE, TO THE EXTENT APPLICABLE STATE OR LOCAL LAW PROVIDES FOR AN EARLIER DATE), AS PROTECTED BY APPLICABLE LAW. DISPUTES THAT I AGREE TO ARBITRATE, AND THEREBY AGREE TO WAIVE ANY RIGHT TO A TRIAL BY JURY, INCLUDE ANY STATUTORY CLAIMS UNDER LOCAL, STATE, OR FEDERAL LAW, INCLUDING, BUT NOT LIMITED TO, CLAIMS UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE OLDER WORKERS BENEFIT PROTECTION ACT, THE WORKER ADJUSTMENT AND RETRAINING NOTIFICATION ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, THE FAMILY AND MEDICAL LEAVE ACT, THE CALIFORNIA FAMILY RIGHTS ACT, THE CALIFORNIA LABOR CODE, CLAIMS OF HARASSMENT, DISCRIMINATION, AND WRONGFUL TERMINATION, AND ANY STATUTORY OR COMMON LAW CLAIMS. TO THE FULLEST EXTENT PERMITTED BY LAW, I ALSO AGREE TO ARBITRATE ANY AND ALL DISPUTES ARISING OUT OF OR RELATING TO THE INTERPRETATION OR APPLICATION OF THIS AGREEMENT TO ARBITRATE, BUT NOT DISPUTES ABOUT THE ENFORCEABILITY, REVOCABILITY, OR VALIDITY OF THIS AGREEMENT TO ARBITRATE. IF, FOR ANY REASON, THE CLASS ACTION, COLLECTIVE ACTION, OR REPRESENTATIVE ACTION WAIVER IS HELD UNENFORCEABLE OR INVALID IN WHOLE OR IN PART, THEN A COURT OF COMPETENT JURISDICTION, NOT AN ARBITRATOR, WILL DECIDE THE TYPE OF CLAIM AS TO WHICH THE WAIVER WAS HELD UNENFORCEABLE OR INVALID AND, TO THE MAXIMUM EXTENT PERMITTED, THE COURT SHALL ENFORCE THE WAIVER(S) AS TO THOSE CLAIMS IT DETERMINES TO BE VALID AND ENFORCEABLE.

B.           Procedure. I AGREE THAT ANY ARBITRATION WILL BE ADMINISTERED BY JUDICIAL ARBITRATION & MEDIATION SERVICES, INC. (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (THE “JAMS RULES”) WHICH ARE AVAILABLE AT HTTP://WWW.JAMSADR.COM/RULES-EMPLOYMENT-ARBITRATION/ PROVIDED, HOWEVER, THAT THE JAMS RULES SHALL NOT CONTRADICT OR OTHERWISE ALTER THE TERMS OF THIS AGREEMENT. I AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO DECIDE ANY MOTIONS BROUGHT BY ANY PARTY TO THE ARBITRATION, INCLUDING MOTIONS FOR SUMMARY JUDGMENT AND/OR ADJUDICATION, MOTIONS TO DISMISS AND DEMURRERS, AND MOTIONS FOR CLASS CERTIFICATION, PRIOR TO ANY ARBITRATION HEARING. I ALSO AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO AWARD

ANY REMEDIES AVAILABLE UNDER APPLICABLE LAW, AND THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. I AGREE THAT THE DECREE OR AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED AS A FINAL AND BINDING JUDGMENT IN ANY COURT HAVING JURISDICTION THEREOF. I UNDERSTAND THAT THE COMPANY WILL PAY FOR ANY ADMINISTRATIVE OR HEARING FEES CHARGED BY THE ARBITRATOR OR JAMS EXCEPT THAT I SHALL PAY ANY FILING FEES ASSOCIATED WITH ANY ARBITRATION THAT I INITIATE, BUT ONLY SO MUCH OF THE FILING FEES AS I WOULD HAVE INSTEAD PAID HAD I FILED A COMPLAINT IN A COURT OF LAW. I AGREE THAT THE DECISION OF THE ARBITRATOR SHALL BE IN WRITING. I AGREE THAT ANY ARBITRATION UNDER THIS AGREEMENT SHALL BE CONDUCTED IN SANTA CLARA COUNTY, CALIFORNIA.

C.           Remedy. EXCEPT AS PROVIDED BY THE ACT AND THIS AGREEMENT, ARBITRATION SHALL BE THE SOLE, EXCLUSIVE, AND FINAL REMEDY FOR ANY DISPUTE BETWEEN ME AND THE COMPANY. ACCORDINGLY, EXCEPT AS PROVIDED FOR BY THE ACT AND THIS AGREEMENT, NEITHER I NOR THE COMPANY WILL BE PERMITTED TO PURSUE COURT ACTION REGARDING CLAIMS THAT ARE SUBJECT TO ARBITRATION.

D.           Administrative Relief. I UNDERSTAND THAT THIS AGREEMENT DOES NOT PROHIBIT ME FROM PURSUING AN ADMINISTRATIVE CLAIM WITH A LOCAL, STATE, OR FEDERAL ADMINISTRATIVE BODY OR GOVERNMENT AGENCY THAT IS AUTHORIZED TO ENFORCE OR ADMINISTER LAWS RELATED TO EMPLOYMENT, INCLUDING, BUT NOT LIMITED TO, THE DEPARTMENT OF FAIR EMPLOYMENT AND HOUSING, THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION, THE NATIONAL LABOR RELATIONS BOARD, OR THE WORKERS’ COMPENSATION BOARD. THIS AGREEMENT DOES, HOWEVER, PRECLUDE ME FROM PURSUING COURT ACTION REGARDING ANY SUCH CLAIM, EXCEPT AS PERMITTED BY LAW.

E.Exceptions. I UNDERSTAND THAT NOTHING IN THIS AGREEMENT REQUIRES ME TO ARBITRATE CLAIMS THAT CANNOT BE ARBITRATED UNDER APPLICABLE LAW, SUCH AS (I) CLAIMS UNDER THE SARBANES-OXLEY ACT AND (II) CLAIMS CONSTITUTING, RELATING TO, AND/OR ALLEGING SEXUAL HARASSMENT OR SEXUAL ASSAULT BASED ON CONDUCT ARISING ON OR AFTER MARCH 3, 2022 (OR EARLIER DATE, TO THE EXTENT APPLICABLE STATE OR LOCAL LAW PROVIDES FOR AN EARLIER DATE), UNLESS I CHOOSE TO PROCEED WITH SUCH CLAIMS IN ARBITRATION. SIMILARLY, NOTHING IN THIS AGREEMENT PROHIBITS ME FROM ENGAGING IN PROTECTED ACTIVITY, AS SET FORTH ABOVE.

F.           Voluntary Nature of Agreement. I ACKNOWLEDGE AND AGREE THAT I AM EXECUTING THIS AGREEMENT VOLUNTARILY AND WITHOUT ANY DURESS OR UNDUE INFLUENCE BY THE COMPANY OR ANYONE ELSE. I FURTHER ACKNOWLEDGE AND AGREE THAT (1) THIS AGREEMENT IS SUPPORTED BY BARGAINED-FOR CONSIDERATION; (2) THE COMPANY’S BUSINESS, AND MY EMPLOYMENT WITH THE COMPANY, INVOLVES INTERSTATE COMMERCE; (3) I RETAIN THE RIGHT TO REPORT ANY GOOD FAITH ALLEGATION OF A PURPORTED VIOLATION OF THE FAIR EMPLOYMENT AND HOUSING ACT, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, OR OTHER RELATED STATE OR FEDERAL RULE OR LAW THAT IS ENFORCED BY THE CALIFORNIA CIVIL RIGHTS DIVISION OR EQUAL EMPLOYMENT OPPORTUNITY COMMISSION TO THE APPROPRIATE FEDERAL, STATE, OR LOCAL GOVERNMENT AGENCY ENFORCING DISCRIMINATION LAWS; (4) I RETAIN THE RIGHT TO REPORT ANY GOOD FAITH ALLEGATION OF CRIMINAL CONDUCT TO ANY APPROPRIATE FEDERAL, STATE, OR LOCAL OFFICIAL; (5) I RETAIN THE RIGHT TO PARTICIPATE IN A PROCEEDING WITH ANY APPROPRIATE FEDERAL, STATE, OR LOCAL GOVERNMENT AGENCY ENFORCING DISCRIMINATION LAWS; (6) I RETAIN THE RIGHT TO MAKE ANY TRUTHFUL STATEMENTS OR DISCLOSURES REQUIRED BY LAW, REGULATION, OR LEGAL PROCESS; AND (8) I RETAIN THE RIGHT TO REQUEST OR RECEIVE CONFIDENTIAL LEGAL ADVICE. ALSO, BY SIGNING THIS AGREEMENT, I ACKNOWLEDGE THAT I’VE RECEIVED AND READ THIS ARBITRATION SECTION, AND I UNDERSTAND THAT IT REQUIRES THAT DISPUTES THAT INVOLVE THE MATTERS SUBJECT TO THE AGREEMENT BE SUBMITTED TO ARBITRATION PURSUANT TO THE ARBITRATION AGREEMENT RATHER THAN TO A JUDGE AND JURY IN COURT. I FURTHER ACKNOWLEDGE AND AGREE THAT I HAVE CAREFULLY READ THIS AGREEMENT AND THAT I HAVE ASKED ANY QUESTIONS NEEDED FOR ME TO UNDERSTAND THE TERMS, CONSEQUENCES, AND BINDING EFFECT OF THIS AGREEMENT AND FULLY UNDERSTAND IT, INCLUDING THAT I AM WAIVING MY RIGHT TO A JURY TRIAL. FINALLY,  I AGREE THAT I HAVE BEEN PROVIDED AN OPPORTUNITY TO SEEK THE ADVICE OF AN ATTORNEY OF MY CHOICE BEFORE SIGNING THIS AGREEMENT.

14.       General Provisions.

A.           Governing Law; Consent to Personal Jurisdiction. With the exception of the arbitration provision which is governed by the FAA, this Agreement will be governed by the laws of the State of California without giving effect to any choice-of-law rules or principles that may result in the application of the laws of any jurisdiction other than California. To the extent that any lawsuit is permitted under this Agreement, I hereby expressly consent to the personal and exclusive jurisdiction and venue of the state and federal courts located in California.

B.           Entire Agreement. This Agreement, together with the Exhibits herein and any executed written offer letter or employment agreement between the Company and me, to the extent such materials are not in conflict with this Agreement, sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and supersedes all prior discussions or representations between us, including, but not limited to, any representations made during my interview(s) or relocation negotiations, whether written or oral. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by duly-authorized officer of the Company who is not me and me. Any subsequent change or changes in my duties, salary, or compensation will not affect the validity or scope of this Agreement.

C.           Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

D.           Successors and Assigns. This Agreement will be binding upon my heirs, executors, assigns, administrators, and other legal representatives, and will be for the benefit of the Company, its successors, and its assigns. There are no intended third-party beneficiaries to this Agreement, except as expressly stated. Notwithstanding anything to the contrary herein, Company may assign this Agreement and its rights and obligations under this Agreement to any successor to all or substantially all of Company’s relevant assets, whether by merger, consolidation, sale of assets or stock, or otherwise.

E.           Waiver. Waiver by the Company of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach.

F.           Survivorship. The rights and obligations of the parties to this Agreement will survive termination of my employment with the Company.

G.           Signatures. This Agreement may be signed in two counterparts, each of which shall be deemed an original, with the same force and effectiveness as though executed in a single document.

H.Company Policies. I understand I must comply with all Company policies, including, but not limited to the Company’s policies regarding business conduct and ethics.

Date:
Signature

Name of Employee (typed or printed)

Exhibit A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

___ No inventions or improvements

___ Additional Sheets Attached

Signature of Employee:

Print Name of Employee:

Date:

 Exhibit B

CALIFORNIA LABOR CODE SECTION 2870

INVENTION ON OWN TIME-EXEMPTION FROM AGREEMENT

“(a)      Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)         Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)         Result from any work performed by the employee for the employer.

(b)        To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

Exhibit C

SEMLER SCIENTIFIC, INC.

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, any other documents or property, or reproductions of any and all aforementioned items belonging to Semler Scientific, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”).

I further certify that I have complied with all the terms of the Company’s At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein) conceived or made by me (solely or jointly with others), as covered by that agreement.

I further agree that, in compliance with the At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement, I will preserve as confidential all Company Confidential Information and Associated Third Party Confidential Information, including trade secrets, confidential knowledge, data, or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, databases, other original works of authorship, customer lists, business plans, financial information, or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants, or licensees.

After leaving the Company’s employment, I will be employed by _____________________ in the position of:                          .

NAME, an individual

Dated: ______________   ____________________________

Name